SCHEDULE 14A INFORMATION
             Soliciting Materials Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                           [Amendment No............]

Filed by the Registrant /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /     Preliminary Proxy Statement (Revocation of Consent)
/ / Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /     Definitive Proxy Statement (Revocation of Consent Statement)
/X/     Definitive Additional Materials
/ /     Soliciting Material Pursuant to Section 240.14a-12


                  WISCONSIN CENTRAL TRANSPORTATION CORPORATION
                  --------------------------------------------
                (Name of Registrant as specified in its charter)



       (Name of person(s) filing proxy statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/     No fee required

/ /     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a6(i)(2) or
        Item 22(a)(2) of Schedule 14A.

/ /     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
           1)   Title of each class of securities to which transaction applies:
                ________________________
           2)   Aggregate number of securities to which transaction applies:
                ________________________
           3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): _______________________
           4)   Proposed maximum aggregate value of transaction:
                ________________________
           5)   Total fee paid: _______________________

/ /     Fee paid previously by written preliminary materials.

/ / Check box if any part of the fee is offset as provided in Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           1)   Amount Previously Paid: ________________________________________
           2)   Form, Schedule or Registration Statement No.: __________________
           3)   Filing Party: __________________________________________________
           4)   Date Filed: ____________________________________________________

               [Wisconsin Central Transportation Corporation logo]

OFFICE:                                                 MAILING ADDRESS:
--------------------------------------------------------------------------------
Suite 9000                                              P.O. Box 5062
One O'Hare Centre                                       Rosemont, IL  60017-5062
6250 North River Road
Rosemont, IL  60018


                                November 27, 2000

DEAR FELLOW STOCKHOLDER:

Your Company announced on November 3, 2000 that it had retained Goldman, Sachs & Co. to act as its financial advisor in evaluating various strategic alternatives, including a sale of Wisconsin Central or divestiture of its international holdings. This action was undertaken as a result of the Board's opinion that the market has not recognized the full value inherent in your Company. The Board is working towards realizing that unrecognized value for the benefit of all Wisconsin Central stockholders.

To aid in the process of realizing stockholder value, a Board Evaluation Committee consisting of John W. Rowe (Chairman), Thomas E. Evans (Vice-Chairman), Roland V. McPherson, Thomas F. Power, Jr., A. Francis Small, and Robert H. Wheeler was formed and charged with the responsibility to review and evaluate the Company's various strategic alternatives. As the Chairman and Vice-Chairman of the Evaluation Committee, we are writing to you to provide some background on the actions that have been taken at the Company with regard to strategic alternatives and a brief overview of the strategic planning undertaken by your Company to date.

Over the past year, management completed and presented to the Board several studies examining various strategic alternatives aimed at realizing stockholder value. The following is a list of some of the possibilities we considered:

*    Recapitalization scenarios;

*    Leveraged buyout scenarios;

*    Sale of all or parts of the Company, including its foreign investments; and

*    Various spinoff scenarios.

Management also analyzed traffic flows between our North American railroads and connecting rail lines and identified synergies associated with various possible combinations. In short, your Board and management spent the past year doing exactly what you should expect--examining available options with the aim of realizing maximum stockholder value.

Based upon those analyses, your Board and management have undertaken specific actions. For example, last March we began a stock buyback program and extended the program in September. To date, your Company has bought back nearly 10% of the Company's previously outstanding shares at an average price of $11.78 per share, thereby creating value for all continuing stockholders. In addition, your Board and management took actions (1) to stabilize the Company and all of its affiliates, (2) to add the necessary executive talent, and (3) to turn all their operations cash flow positive, thereby, we believe, enhancing the overall attractiveness of the Company to potential purchasers.

As a result of our efforts over the past year, we are well prepared for our current mandate to actively explore the disposition of all or part of the Company to realize stockholder value. As of today, your Company has taken the following actions:

* With respect to our North American operations, through Goldman Sachs, we have contacted major U.S. railways and other potential purchasers. We are meeting with and providing information to interested parties and if we are able to obtain fair value, we will promptly recommend a transaction for stockholder approval.

* Our 23.7% interest in Tranz Rail Holdings Limited is being presented to potential purchasers in the New Zealand market by Deutsche Bank AG, which we engaged as agent for the sale of this asset. If we can obtain a fair value for our shares, we will promptly sell our interest in Tranz Rail. In the meantime, we strongly support Tranz Rail management's program aimed at disposing of its non-core businesses.

* With respect to our 42% shareholding in English Welsh & Scottish Railway Limited ("EWS"), Goldman Sachs, which we engaged as agent for the sale of our interest, has created an offering memorandum for the sale and is presenting it to potential purchasers. If we can obtain a fair value for our shares, we will promptly sell our interest in EWS.

We emphasize that all of this activity aimed at realizing stockholder value is possible only because the Board and management have invested, over the past year, the time and resources required to establish the necessary strategic and analytical groundwork.

Recently, a dissident group calling itself the "Wisconsin Central Shareholders Committee to Maximize Value" distributed documentation proposing the removal of all the members of your Board. In our opinion, any change in your Board or management at this time would seriously interrupt our ongoing strategies and Would delay or preclude transactions of potentially significant value to stockholders. For this reason, the Board has unanimously recommended that you DISCARD any WHITE Consent Solicitation Card sent to you by the dissident group and immediately sign and return the BLUE Consent Revocation Card sent to you as part of your Board's response to the dissident group's proposals.

Finally, we would like to briefly address certain disparaging statements made by the dissident group in its stockholder solicitation letter dated November 13, 2000.

1. The dissident group criticizes various payments made to certain Board members and companies with which they are or had been affiliated. You should know that 96% of the payments cited were paid while the dissident group's leader, Mr. Burkhardt, served as chairman, president and chief executive officer of the Company. Those payments, which were all publicly reported, were approved by Mr. Burkhardt.

2. The dissident group also criticizes the Company's arrangements with venture capital firms stemming from our overseas investments. All of those arrangements were put into place during the time that Mr. Burkhardt was chairman, president and chief executive officer of the Company. The arrangements, which were also publicly reported, were approved by Mr. Burkhardt.

We urge you not to be misled by the dissident group's rhetoric. The real issue is where your Company is going. Your Board and management are committed to realizing stockholder value and are actively moving forward toward that goal.

Please sign, date and promptly mail your BLUE Consent Revocation Card in the postage-paid envelope provided with the card.

We  will  continue  to act  in  the  best  interests  of  all  of the  Company's
stockholders,   and  will  endeavor  to  keep  you  informed  of  all  important developments.

On behalf of your Board of Directors, we thank you for your continued trust and support.


                                   Sincerely,






JOHN W. ROWE                                                THOMAS E. EVANS
Chairman of the                                             Vice-Chairman of the
Evaluation Committee                                        Evaluation Committee




                                    IMPORTANT

Regardless of the size of your investment, your revocation of consent is important. Please act today and sign, date and mail your BLUE Consent Revocation Card in the postage-paid envelope provided with the card. Remember, do not sign any WHITE consent card or other materials you may receive from the dissident group, not even as a vote of protest. If you have any questions or require assistance, you may call D.F. King & Co., Inc., which is assisting your Company, toll-free at 1-800-769-4414.